Exhibit (k)(5)

FORM OF AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT, as amended and restated effective August 1, 2025 (the “Agreement”), is between Hartford Schroders Private Opportunities Fund (the “Fund”), and Hartford Funds Management Company, LLC (“HFMC”).

WHEREAS, the Fund’s Board of Trustees has appointed HFMC to serve as the investment manager of the Fund pursuant to that certain Investment Management Agreement between the Fund and HFMC, dated July 26, 2023 (the “Investment Management Agreement”); and

WHEREAS, pursuant to the terms of the Investment Management Agreement, the Fund is obligated to pay HFMC a management fee equal to an annual rate of 1.50% of the Fund’s average monthly net assets (the “Management Fee”); and

WHEREAS, the Fund and HFMC desire to enter into the arrangements described herein relating to HFMC’s contractual waiver of a portion of the Management Fee;

NOW, THEREFORE, the Fund and HFMC hereby agree as follows:

1.	For the period effective August 1, 2025 through July 31, 2026 (the “Effective Period”), HFMC hereby agrees to waive a portion of its Management Fee in the amount of 1.00% (the “Fee Waiver”) and further agrees to accept a Management Fee payable by the Fund at an annual rate of 0.50% of the Fund’s average monthly net assets for the Effective Period.

2.	The Fee Waiver described in Section 1 above is irrevocable and not subject to any recoupment by HFMC.

3.	HFMC acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

4.	This Agreement supersedes that certain Management Fee Wavier Agreement, dated July 26, 2023, including any amendments thereto, and any similar previous agreement between the parties.

5.	This Agreement may be amended or terminated prior to July 31, 2026, by written agreement between the Fund and HFMC upon the approval of such amendment or termination by the Fund’s Board of Trustees.

6.	This Agreement many be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

Name:	Thomas R. Phillips
Title:	Secretary and Vice President

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:	Amy N. Furlong
Title:	Chief Financial Officer